151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS SECOND-QUARTER 2012 RESULTS

•	Second-quarter 2012 operating earnings per share (1) were $1.31

•	Net income per share was $1.32

•	Total medical benefit ratio was 82.4 percent in the second quarter 2012

•	Medical membership totaled 18.0 million members at June 30, 2012

•	Aetna now projects full-year 2012 operating earnings per share to be $5.00 to $5.10 (2)

HARTFORD, Conn., July 31, 2012 - Aetna (NYSE: AET) today announced second-quarter 2012 operating earnings (1) of $452.0 million, or $1.31 per share, compared to the $1.35 per share reported in the second quarter of 2011. Favorable before-tax prior-period reserve development in the second quarters of 2012 and 2011 was approximately $38 million and $188 million, respectively. Excluding the after-tax impact of this development, operating earnings were $427.9 million and $401.5 million in the second quarters of 2012 and 2011, respectively, and increased in 2012 primarily due to higher underwriting margins and increased membership in our Medicare business.

Net income for the second quarter of 2012 was $457.6 million, or $1.32 per share, including $.01 per share of net realized capital gains. Net income for the second quarter of 2011 was $536.7 million, or $1.39 per share, including $.04 per share of net realized capital gains.

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Second-Quarter Financial Results at a Glance

(Millions, except per share results)	2012	2011	Change
Revenue (3)	$8,826.5	$8,323.0	6%
Operating earnings (1)	452.0	522.8	(14)%
Net income	457.6	536.7	(15)%

Per share results:
Operating earnings (1)	1.31	1.35	(3)%
Net income	1.32	1.39	(5)%

Weighted average common shares - diluted	346.2	387.3

“Aetna's solid second-quarter financial results build upon our strong performance in the first quarter," said Mark T. Bertolini, Aetna chairman, CEO and president. "Our results confirm the confidence we have heading into the second half of the year. Aetna's performance is based on sustained execution on the fundamentals of our business: membership and revenues are growing; we are pricing with discipline; and medical cost trend is in line with our projections.

“We continue to project membership growth for 2012, supported by a second-quarter increase of more than 100,000 members across our businesses. We have had some excellent recent mid-year success, with the expansion of our Missouri Medicaid relationship and winning the commercial account for the State of Maine. We are optimistic about our ability to sustain momentum into 2013, with wins such as the new group Medicare opportunity awarded by our long-standing customer Teacher Retirement System of Texas to convert existing commercial members into Medicare Advantage members,” said Bertolini.

“Based on our second quarter results, we are increasing our full-year 2012 operating earnings guidance to a range of $5.00 to $5.10 per share,” said Joseph M. Zubretsky, Aetna senior executive vice president and CFO.   “We have generated returns for our shareholders with strong revenue growth, solid margins and disciplined capital deployment.

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“Aetna's investments are aimed at improving health care delivery and producing opportunities for profitable growth.  Our Accountable Care Solutions (ACS) business strategy accomplishes both by collaborating with health systems around the country to promote high quality, efficient care at lower costs and drive member growth for our core businesses. Our latest ACS successes include a joint venture with Inova Health System in Virginia, an expanded technology and care-management relationship with Banner Health Network in Arizona, and accountable care organizations with Hunterdon HealthCare Partners in New Jersey and Aurora Health Care in Wisconsin,” said Zubretsky.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $443.5 million for the second quarter of 2012, compared with $512.9 million for the second quarter of 2011. Favorable before-tax development of prior-period health care cost estimates in the second quarters of 2012 and 2011 was approximately $38 million and $188 million, respectively, primarily from first quarter 2012 and first quarter 2011 incurred health care costs, respectively. Excluding the impact of favorable prior-period reserve development in the second quarters of 2012 and 2011, operating earnings increased in 2012 primarily due to higher underwriting margins and increased membership in our Medicare business, partially as a result of the 2011 acquisition of Genworth Financial's Medicare Supplement business.

•	Net income was $447.3 million for the second quarter of 2012, compared with $522.6 million for the second quarter of 2011.

•
Revenues (3) of $8.18 billion for the second quarter of 2012, compared with $7.69 billion for the second quarter of 2011. The increase is due to higher Medicare premium from Medicare Advantage membership growth and the addition of Genworth's Medicare Supplement business, higher Commercial Health Care premium primarily from higher premium rates partially offset by lower Commercial Insured membership, and higher fees and other revenue primarily from the inclusion of revenues from our other 2011 acquisitions. Total Revenue for the second quarter of 2012, which includes net realized capital gains, was $8.19 billion compared with $7.71 billion for the second quarter of 2011.

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•	Medical benefit ratios (MBRs) for the second quarters of 2012 and 2011 were as follows:

	2012	2011
Commercial	81.7%	77.9%
Medicare	82.9%	84.6%
Medicaid	90.1%	87.2%
Total	82.4%	79.7%

•
Sequentially, second-quarter 2012 medical membership increased by 114,000 to 18.029 million, primarily reflecting growth in our Commercial businesses; dental membership decreased by 23,000 to 13.590 million and pharmacy benefit management services membership increased by 18,000 to 8.661 million.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings (1) of $46.0 million for the second quarter of 2012, compared with $44.4 million for the second quarter of 2011.

•	Net income of $44.7 million for the second quarter of 2012, compared with $47.3 million for the second quarter of 2011.

•
Revenues (3) of $525.7 million for the second quarter of 2012, compared with $499.5 million for the second quarter of 2011. Second-quarter Total Revenue, which includes net realized capital (losses) gains, was $523.7 million in 2012 and $503.9 million in 2011.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings of $3.9 million for the second quarter of 2012, compared with $6.2 million for the second quarter of 2011.

•	Net income of $7.0 million for the second quarter of 2012, compared with $7.5 million for the second quarter of 2011.

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Total company results

•
Revenues (3) for the second quarter of 2012 were $8.83 billion, compared with $8.32 billion for the second quarter of 2011. The increase is primarily the result of higher Health Care premium and higher fees and other revenue as a result of our 2011 acquisitions. Total Revenue, which includes net realized capital gains, was $8.84 billion and $8.34 billion for the second quarters of 2012 and 2011, respectively.

•
Operating Expenses (1) were $1.65 billion for the second quarter of 2012. The business segment operating expense ratio (4) was 18.7 percent in the second quarter of 2012 and 19.1 percent in the second quarter of 2011. Including net realized capital gains, these ratios were 18.6 percent and 19.1 percent for the second quarters of 2012 and 2011, respectively.

•	Corporate Financing Interest Expense was $41.9 million after-tax and $39.9 million after-tax for the second quarters of 2012 and 2011, respectively.

•	Net Income was $457.6 million for the second quarter of 2012 compared with $536.7 million for the second quarter of 2011.

•
Pre-tax Operating Margin (5) was 8.9 percent for the second quarter of 2012 compared with 10.7 percent for the second quarter of 2011. For the second quarter of 2012, the after-tax net income margin was 5.2 percent compared to 6.4 percent for 2011.

•	Share Repurchases totaled 13.8 million shares at a cost of approximately $581 million in the second quarter of 2012.

Aetna's conference call to discuss second-quarter 2012 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 888-515-2235 or +1-719-457-2632 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 4711629. Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 4711629. Telephone replays will be available from 11 a.m. ET on July 31, 2012, until 11 p.m. ET on August 14, 2012.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving approximately 36.7 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services and health information technology services. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2012	2011	2012	2011
Revenue:
Health care premiums	$7,167.9	$6,733.4	$14,355.3	$13,484.0
Other premiums	468.7	451.8	945.1	897.1
Fees and other revenue	967.1	896.5	1,926.8	1,796.1
Net investment income	222.8	241.3	463.4	493.9
Net realized capital gains	8.6	21.4	60.3	61.1
Total revenue	8,835.1	8,344.4	17,750.9	16,732.2

Benefits and expenses:
Health care costs	5,908.3	5,366.8	11,765.8	10,714.8
Current and future benefits	483.3	477.7	994.2	963.2
Operating expenses:
Selling expenses	271.4	267.2	547.7	557.9
General and administrative expenses	1,375.0	1,324.5	2,764.7	2,597.3
Total operating expenses	1,646.4	1,591.7	3,312.4	3,155.2
Interest expense	64.4	61.5	123.7	127.6
Amortization of other acquired intangible assets	37.0	25.6	74.8	51.9
Total benefits and expenses	8,139.4	7,523.3	16,270.9	15,012.7

Income before income taxes	695.7	821.1	1,480.0	1,719.5
Income taxes	238.1	284.4	511.4	596.8
Net income	$457.6	$536.7	$968.6	$1,122.7

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Summary of Results

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2012	2011	2012	2011
Operating earnings, excluding prior-period development (1)	$427.9	$401.5
Favorable development of prior-period health care cost estimates	24.1	121.3
Operating earnings	452.0	522.8	$929.4	$1,083.0
Net realized capital gains	5.6	13.9	39.2	39.7
Net income (GAAP measure)	$457.6	$536.7	$968.6	$1,122.7

Weighted average common shares - basic	341.7	379.2	346.0	381.3

Weighted average common shares - diluted	346.2	387.3	351.5	389.2

Per Common Share
Operating earnings	$1.31	$1.35	$2.64	$2.78
Net realized capital gains	.01	.04	.12	.10
Net income (GAAP measure)	$1.32	$1.39	$2.76	$2.88

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Segment Information (6)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2012	2011	2012	2011
Health Care:
Revenue, excluding net realized capital gains	$8,183.1	$7,691.4	$16,384.2	$15,401.1
Net realized capital gains	5.7	15.0	47.3	48.7
Total revenue (GAAP measure)	$8,188.8	$7,706.4	$16,431.5	$15,449.8

Commercial Medical Benefit Ratio:
Premiums	$5,202.6	$5,031.4	$10,379.7	$10,045.0
Health care costs (GAAP measure)	$4,249.9	$3,917.9	$8,384.9	$7,777.3

Commercial MBR (GAAP measure)	81.7%	77.9%	80.8%	77.4%

Medicare Medical Benefit Ratio:
Premiums	$1,554.3	$1,358.3	$3,205.9	$2,767.1
Health care costs (GAAP measure)	$1,288.0	$1,149.2	$2,681.9	$2,347.5

Medicare MBR (GAAP measure)	82.9%	84.6%	83.7%	84.8%

Medicaid Medical Benefit Ratio:
Premiums	$411.0	$343.7	$769.7	$671.9
Health care costs (GAAP measure)	$370.4	$299.7	$699.0	$590.0

Medicaid MBR (GAAP measure)	90.1%	87.2%	90.8%	87.8%

Total Medical Benefit Ratio:
Premiums	$7,167.9	$6,733.4	$14,355.3	$13,484.0
Health care costs (GAAP measure)	$5,908.3	$5,366.8	$11,765.8	$10,714.8

Total MBR (GAAP measure)	82.4%	79.7%	82.0%	79.5%

Operating earnings	$443.5	$512.9	$912.4	$1,068.2
Net realized capital gains	3.8	9.7	30.8	31.6
Net income (GAAP measure)	$447.3	$522.6	$943.2	$1,099.8

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Segment Information continued (6)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2012	2011	2012	2011

Group Insurance:
Revenue, excluding net realized capital (losses) gains	$525.7	$499.5	$1,057.7	$1,003.9
Net realized capital (losses) gains	(2.0)	4.4	10.2	10.9
Total revenue (GAAP measure)	$523.7	$503.9	$1,067.9	$1,014.8

Operating earnings	$46.0	$44.4	$86.9	$87.3
Net realized capital (losses) gains	(1.3)	2.9	6.6	7.1
Net income (GAAP measure)	$44.7	$47.3	$93.5	$94.4

Large Case Pensions:
Revenue, excluding net realized capital gains	$117.7	$132.1	$248.7	$266.1
Net realized capital gains	4.9	2.0	2.8	1.5
Total revenue (GAAP measure)	$122.6	$134.1	$251.5	$267.6

Operating earnings	$3.9	$6.2	$9.7	$12.0
Net realized capital gains	3.1	1.3	1.8	1.0
Net income (GAAP measure)	$7.0	$7.5	$11.5	$13.0

Total Company:
Revenue, excluding net realized capital gains (A)	$8,826.5	$8,323.0	$17,690.6	$16,671.1
Net realized capital gains	8.6	21.4	60.3	61.1
Total revenue (GAAP measure) (B)	$8,835.1	$8,344.4	$17,750.9	$16,732.2

Business segment operating expenses (C)	$1,647.1	$1,590.5	$3,313.7	$3,152.8
Corporate Financing segment operating (benefit) expense (7)	(.7)	1.2	(1.3)	2.4
Total operating expenses (GAAP measure) (D)	$1,646.4	$1,591.7	$3,312.4	$3,155.2

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	18.7%	19.1%	18.7%	18.9%
Total operating expense ratio (D)/(B) (GAAP measure)	18.6%	19.1%	18.7%	18.9%

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Membership

	June 30,	March 31,	December 31,	June 30,
(Thousands)	2012	2012	2011	2011
Medical Membership:
Commercial	16,221	16,136	16,626	16,594
Medicare Advantage	437	434	398	393
Medicaid	1,188	1,174	1,272	1,242
Medicare Supplement	183	171	163	12
Total Medical Membership	18,029	17,915	18,459	18,241

Consumer-Directed Health Plans (8)	2,552	2,560	2,387	2,405

Dental Membership:
Commercial	11,974	12,003	12,071	12,181
Medicare & Medicaid	637	637	652	635
Network Access (9)	979	973	947	970
Total Dental Membership	13,590	13,613	13,670	13,786

Pharmacy Benefit Management Membership:
Commercial	7,882	7,869	8,177	8,131
Medicare Prescription Drug Plan (stand-alone)	471	469	427	432
Medicare Advantage Prescription Drug Plan	200	198	189	188
Medicaid	108	107	27	27
Total Pharmacy Benefit Management Services	8,661	8,643	8,820	8,778

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Operating Margins

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2012	2011	2012	2011
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$788.5	$886.8	$1,618.2	$1,837.9
Interest expense	(64.4)	(61.5)	(123.7)	(127.6)
Amortization of other acquired intangible assets	(37.0)	(25.6)	(74.8)	(51.9)
Net realized capital gains	8.6	21.4	60.3	61.1
Income before income taxes (GAAP measure)	$695.7	$821.1	$1,480.0	$1,719.5

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense and
amortization of other acquired intangible assets, net of tax	$517.9	$579.3	$1,058.4	$1,199.6
Interest expense, net of tax	(41.9)	(39.9)	(80.4)	(82.9)
Amortization of other acquired intangible assets, net of tax	(24.0)	(16.6)	(48.6)	(33.7)
Net realized capital gains, net of tax	5.6	13.9	39.2	39.7
Net income (GAAP measure) (B)	$457.6	$536.7	$968.6	$1,122.7

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (C)	$8,826.5	$8,323.0	$17,690.6	$16,671.1
Net realized capital gains	8.6	21.4	60.3	61.1
Total revenue (GAAP measure) (D)	$8,835.1	$8,344.4	$17,750.9	$16,732.2

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	8.9%	10.7%	9.1%	11.0%
After-tax net income margin (B)/(D) (GAAP measure)	5.2%	6.4%	5.5%	6.7%

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(1) Operating earnings and operating earnings per share exclude from net income net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

For the periods covered in this press release, the following item is excluded from operating earnings because we believe it neither relates to the ordinary course of our business nor reflects our underlying business performance:

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

This press release also includes presentations of operating earnings for the three months ended June 30, 2012 and 2011 excluding development of prior-period health care cost estimates. Management believes these measures provide a useful comparison of Aetna's underlying business performance where there are significant differences in prior-period development from period to period.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and 12 of this press release.

(2) Projected operating earnings per share exclude from net income any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected operating earnings per share for the full year 2012 reflect a range of approximately 344 million to 347 million weighted average diluted shares.

(3) Revenue excludes net realized capital gains and losses as noted in (1) above. Refer to the tables on pages 9, 10 and 12 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(4) The business segment operating expense ratio reflects the exclusion of the Corporate Financing segment from operating expenses and excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 10 of this press release.

(5) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(6) Revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(7) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses (benefits).

(8) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna's dental provider network for a nominal fee.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, medical membership and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next six years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges, Medicaid expansion, the scope of "essential benefits," employer penalties and the implementation of minimum medical loss ratios, require further guidance and clarification at the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to repeal, amend, or restrict funding for various aspects of health care reform, the 2012 presidential and congressional elections, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors, including curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; our ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we acquire in the future) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the outcome of various litigation and regulatory matters, including guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2011 Annual Report on Form 10-K ("Aetna's Annual Report") and Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (Aetna's “First Quarter 10-Q”), each on file with the Securities and Exchange Commission (the “SEC”), and Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (together with Aetna's First Quarter 10-Q, Aetna's "Quarterly Reports"), when filed with the SEC. You also should read Aetna's Annual Report and Aetna's Quarterly Reports for a discussion of Aetna's historical results of operations and financial condition.